For more information, contact:                                                                                                                      For Immediate Release
David D. Johnson
Chief Financial Officer
(502) 329-2000

SYPRIS ELECTS WILLIAM G. FERKO TO BOARD OF DIRECTORS

LOUISVILLE, Ky. (Dec. 17, 2004) – Sypris Solutions, Inc. (Nasdaq/NM:SYPR) announced today that it has elected William G. Ferko join its Board of Directors as a Class III director beginning January 1, 2005. Mr. Ferko will become a member of the Audit and Finance Committee and the Nominating and Governance Committee of the Board of Directors. This appointment will increase the size of the Sypris board from eight to nine members.

        Since 1998, Mr. Ferko has served as the vice president and chief financial officer of Genlyte Group, Incorporated (Nasdaq/GLYT), a one billion dollar manufacturer of lighting fixtures and controls for residential, commercial and industrial markets. Genlyte is the largest company in North America dedicated exclusively to the lighting market. Prior to joining Genlyte, Mr. Ferko served in several finance positions for Tenneco Inc. and its divisions, including Tenneco Automotive, Tenneco Packaging and JI Case. He also served as the chief financial officer for Monroe Auto Equipment Co. A Wisconsin native, Mr. Ferko earned his MBA and BS in Business Management from the University of Wisconsin and holds a CPA from the State of Illinois.

        Commenting on the announcement, Jeffrey T. Gill, president and chief executive officer of Sypris Solutions, said, “We are pleased to have Bill join our board. His accomplished background in finance at a variety of industrial and automotive manufacturing companies will be an excellent addition to our board.”

        Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

        This release, and oral statements referring hereto, contain “forward-looking statements,” from which actual results may differ materially due to factors such as: cost and supply of raw materials such as steel, components, or utilities; growth, reduction or competitive pressures in our markets; cost, efficiency and yield of our operations; our ability to improve results of acquired businesses; inventory valuation risks; product mix; changes in government or other customer programs; reliance on major customers or suppliers; revised estimates of major contract costs; dependence on management; labor relations; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance; pension valuation risks; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; compliance costs; regulatory actions or sanctions; litigation, including customer, creditor, stockholder, environmental or asbestos-related claims; war, terrorism or political uncertainty; disasters; unknown risks and uncertainties; or risk factors in our SEC filings.

— END —

101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 • (502) 329-2000 • Fax (502) 329-2050 • www.sypris.com